Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN

REDACTED AND HAVE BEEN SEPARATELY FILED WITH

THE SECURITIES AND EXCHANGE COMMISSION

FLEXTRONICS CONFIDENTIAL

Flextronics Infrastructure Manufacturing Services Agreement

This Flextronics Manufacturing Services Agreement (“Agreement”) is entered into as of the date of the last signature of the parties hereto (the “Effective Date”) by and between Tintri, Inc., a Delaware corporation having its place of business at 303 Ravendale Drive, Mountain View, CA 94043 (“Customer”) and Flextronics Telecom Systems, Ltd., a Mauritius corporation having its place of business at Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius (“Flextronics”).

Customer desires to engage Flextronics to perform manufacturing services as further set forth in this Agreement and in applicable SOWs (as defined below) to be attached by mutually agreement. The parties agree as follows:

1.	DEFINITIONS

Flextronics and Customer agree that capitalized terms shall have the meanings set forth in this Agreement and Exhibit 1 attached hereto and incorporated herein by reference.

2.	SCOPE OF AGREEMENT

2.1. General. Customer and its Affiliates design, develop, market, distribute, sell and license Products (as defined in Section 3.1 below) to distributors, resellers and end users worldwide. This Agreement specifies the terms and conditions under which Flextronics will provide manufacturing services to Customer and its Affiliates (as defined in Section 4.5 below) and perform Work (as defined in Section 3.1 below) related to Products.

2.2. Eligible Purchasers. This Agreement enables Customer and its Affiliates to engage Flextronics to perform Work with respect to Products under the terms and conditions of this Agreement.

2.3. No Exclusivity. Notwithstanding anything in this Agreement, this Agreement is not a requirements contract and does not obligate Customer or any of its Affiliates to engage Flextronics for any minimum quantity of manufacturing services or to purchase any minimum quantities of any product hereunder, but only establishes the terms and conditions for such for such purchases if, as and when Customer or its Affiliates submit purchase orders and forecasts in accordance with this Agreement. Customer and its Affiliates may engage third parties to perform manufacturing services for Products or manufacture Products itself.

3.	MANUFACTURING SERVICES

3.1. Work. Customer hereby engages Flextronics to perform the work (hereinafter “Work”). “Work” shall mean to procure Materials and to manufacture, assemble, and test products (hereinafter “Product(s)”) pursuant to detailed written Specifications. Products can include, as identified in each applicable SOW (as defined below), PCBA-level products (“PCBA Products”), enclosure products (“Enclosures”), and customer configured finished products. Products, together with applicable pricing and Specifications, are identified in mutually-agreed upon statements of work (each, a “Statement of Work” or “SOW”), which may also include information such as the site at which the Work shall be performed and other relevant information, and each of which upon execution is incorporated by reference and subject to the terms of this Agreement. The “Specifications” for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List, and shall be maintained and updated in accordance with the terms of this Agreement. The Specifications as provided by Customer (which may be referenced in (or attached to) the applicable SOW) and included in Flextronics’s production document management system are hereby referenced and incorporated herein. This Agreement does not include any new product introduction (NPI) or product prototype services related to the Products. In the event that Customer requires any such services, the parties shall enter into a separate agreement. In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.

3.2. Work Location. Unless otherwise mutually agreed by the parties in a SOW for particular Products, all Work will be performed at Flextronics manufacturing facility in [***].

3.3. Engineering Changes. Customer may request that Flextronics incorporate engineering changes into the Product by providing Flextronics with a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost. Flextronics shall proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing and the Customer has issued a purchase order for the implementation costs or the parties have otherwise agreed on the costs for such engineering changes.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

3.4. Tooling; Non-Recurring Expenses; Software. Customer shall pay for or obtain and consign or loan to Flextronics any Product-specific tooling, equipment or software agreed by the parties to be reasonably necessary to perform the Work. All such property shall be and remain the property of Customer, and Flextronics shall be responsible for any loss or damage of such property in Flextronics’ custody to the extent of replacement value, except any damage as may be attributable to normal wear and tear. Flextronics agrees that all such Customer property shall be clearly marked as property of Customer, shall be kept in good working condition at Flextronics’ expense, shall be used exclusively for the manufacture, assembly and test of Products, and shall be returned to Customer or its designee upon expiration or termination of this Agreement or upon request of Customer.

Customer shall pay for non-recurring expenses reasonably necessary to perform the Work as agreed by the parties and as to be set forth in Flextronics’s quotation. All software that Customer provides to Flextronics or any test software that Customer engages Flextronics to develop, and all intellectual property rights in any such software, is and shall remain the property of Customer. Any infrastructure network or power requirements to support a dynamic test and assembly infrastructure will be performed and paid for by Flextronics, including power drops, power strips, power cords, network drops and equipment to support the network infrastructure. The Customer specific installations and equipment specified on Exhibit 2 attached hereto shall be paid for by the Customer.

3.5. Cost Reduction Projects. Flextronics agrees to endeavor to reduce the cost of manufacturing Products by [***] annually by methods such as, among other things, elimination of Materials, redefinition of Specifications, third party component price reductions and re-design of assembly or test methods. Customer will cooperate in Flextronic’s cost reduction efforts to the extent commercially reasonable for Customer. Flextronics and Customer agree to conduct quarterly reviews to analyze potential methods to reduce manufacturing costs. [***]

4.	FORECASTS; ORDERS; FEES; PAYMENT

4.1. Forecast and Purchase Orders.

Customer shall provide Flextronics, on a monthly basis, a rolling nine (9) month forecast indicating Customer’s monthly Product requirements. , the first three months of the forecast shall constitute a purchase commitment by the Customer (“Purchase Commitment”). For purposes of shipment and invoicing, Customer shall issue purchase orders for the quantities of Products at least equal to the Purchase Commitment.

4.2. Purchase Orders; Precedence. Customer may use its standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable SOW or Specifications. The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument.

4.3. Purchase Order and Forecast Acceptance. Purchase orders or forecasts shall normally be deemed accepted by Flextronics, provided, however that Flextronics may reject any purchase order or forecast: (a) that is an amended purchase order or forecast in accordance with Section 6.2 below because the purchase order or forecast is outside of the Flexibility Table; (b) if the fees reflected in the purchase order are inconsistent with the parties’ agreement with respect to the fees; (c) if the purchase order or forecast represents a significant deviation from the Purchase Commitment for the same period, unless such deviation is within the parameters of the Flexibility Table, except however that Flextronics will make commercially reasonably efforts to accept purchase orders or forecasts that represent an increase in demand outside of the Flexibility Table, or d) if a purchase order or forecast would result in the Customer’s Credit Exposure exceeding the then-applicable Credit Limit. Flextronics shall notify Customer of rejection of any purchase order or forecast within three (3) business days of receipt of such purchase order or forecast. The Customer’s Credit Exposure is defined as the sum of all unpaid invoices, and the value of all NCNR Inventory on hand or on order by Flextronics. At the end of each calendar month and upon request of Customer, Flextronics will inform Customer of the Customer’s credit exposure balance.

Flextronics will grant Customer an initial credit limit of [***]. Subject to adjustment as set forth herein, the credit limit will be determined each quarter. On a quarterly basis and upon receipt of Customer’s latest quarterly balance sheet, income statement, statement of cash flows and financial forecasts, Flextronics will review Customer’s Credit Limit and future credit limit requirements for the following 4 quarters. It is Flextronics’s goal to approve a sufficient credit limit in support of the Customer’s future growth. If necessary, Flextronics Treasury, Operations and Customer will work together in good faith to evaluate the approval of a higher limit or to agree on a plan to lower the overall credit exposure. Upon Customer’s request the respective executives at CFO level shall discuss a solution.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

Subject to the previous paragraph, Flextronics shall have the right to reduce the Customer’s credit limit by a reasonable amount upon the occurrence of any of the following (“Credit Review Event”): Prior to any credit decision, Flextronics will communicate with customer and the two parties will work together in good faith to resolve any credit issue.

1. More than [***] of Customer’s outstanding accounts receivable balance owed to Flextronics is more than [***] days past due;

2. A report by one or more of the following credit reporting agencies shows significant negative information about Customer: Dun and Bradstreet;

3. Customer fails to provide quarterly financial information, as mentioned above, in a reasonable time after a fiscal quarter of the Customer has ended; or

4. Customer has material non-debt liens filed against it for a total amount of at least [***]; Other creditors of Customer place Customer for collection or Customer has a judgement entered against it by a third-party for nonpayment of a total amount of at least [***].

Flextronics will use industry standard quantitative methods to determine creditworthiness based on quarterly customer provided financial information.

4.4. Fees; Changes; Taxes; Export.

(a) The fees shall be agreed by the parties and shall be indicated on the purchase orders issued by Customer and accepted by Flextronics. The initial fees shall be as set forth on the Fee List identified in the applicable SOW (the “Fee List”). If a Fee List is not attached or completed, then the initial fees shall be as set forth in purchase orders issued by Customer and accepted by Flextronics in accordance with the terms of this Agreement.

(b) Customer is responsible for additional fees and costs due to: (a) any pre-approved changes to the Specifications; (b) any failure of Customer or its subcontractor to timely provide sufficient quantities or a reasonable quality level of Customer consigned materials where applicable to sustain the production schedule; and (b) any pre-approved expediting charges reasonably necessary because of a change in Customer’s requirements.

(c) Flextronics and Customer agree to conduct quarterly reviews of all Fee Lists. Any changes and timing of changes shall be agreed by the parties, such agreement not to be unreasonably withheld or delayed. By way of example only, the fees may be increased by agreement of the parties if the market price of fuels, Materials, equipment, labor and other production costs, increase beyond normal variations in pricing or currency exchange rates as demonstrated by Flextronics. If any taxes, duties, laws, rules, regulations, court orders, administrative rulings or other governmentally-imposed or governmentally-sanctioned requirements (including, without limitation, mandatory wage increases) result in changes to the costs of performance of any Work hereunder (a “Governmental Change”), then the parties shall, as soon as possible following the identification of such Governmental Change, negotiate in good faith to agree on and implement revised prices to reflect such Governmental Change.

(d) All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Customer shall be responsible for all such items. This subsection (d) does not apply to taxes on Flextronics’s net income.

(e) Unless otherwise agreed in a SOW, the Fees List shall be based on the exchange rate(s) for converting the purchase price for Inventory denominated in the Parts Purchase Currency(ies) into the Functional Currency. The fees shall be adjusted, on a monthly basis based on changes in the Exchange Rate(s) as reported on the last business day of each month, for the following month to the extent that such Exchange Rates change more than [***] from the prior month (the “Currency Window”). “Exchange Rate(s)” is defined as the closing currency exchange rate(s) as reported on Reuters’ page FIX on the last business day of the current month prior to the following month. “Functional Currency” means the currency in which all payments are to be made pursuant to Section 4.5 below. “Parts Purchase Currency(ies)” means U.S. Dollars, Japanese Yen and/or Euros to the extent such currencies are different from the Functional Currency and are used to purchase Inventory needed for the performance of the Work forecasted to be completed during the applicable month.

(f) Unless otherwise agreed in a SOW or other written agreement between the parties, for any Products to be shipped outside the United States Customer shall be the exporter of record.

4.5. Payment and Guaranty. Flextronics shall invoice Customer upon each shipment of Products to Customer’s location or to another location designated by Customer. Customer shall pay all invoices in U.S. Dollars within [***] days of the date of the invoice. Customer hereby unconditionally guarantees to Flextronics the full and prompt compliance by all Customer Affiliates with the terms and conditions of this Agreement, whether now existing or later arising (the “Guaranteed

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

Obligations”). This guarantee is absolute, continuing, unlimited and independent and will not be affected, diminished or released for any reason. Customer waives (i) diligence, presentment, demand for payment, protest or notice of any default or nonperformance by any Customer Affiliate, (ii) notice of waivers or indulgences given to any Customer Affiliate and (iii) all defenses, offsets and counterclaims against Flextronics, any right to the benefit of any security or statute of limitations, and any requirement that Flextronics proceed first against a Customer Affiliate or any collateral security and all other suretyship defenses. Until the Guaranteed Obligations have been paid and performed in full, Customer will not enforce any right of subrogation. For purposes of this Section, “Customer Affiliates” means Affiliates of Customer that purchase Products from Flextronics or any of its Affiliates.

4.6. Late Payment. If Customer fails to pay amounts due in accordance with the foregoing, Customer shall pay [***] interest on all late payments. Furthermore, if Customer fails to pay amounts due in accordance with the foregoing, or upon the occurrence of a Credit Review Event as described in Section 4.3., Flextronics may, in its reasonable discretion, undertake any or any combination of the following: (a) stop all Work under this Agreement until assurances of payment reasonably satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Flextronics’s personnel cannot be reassigned to other billable work during such stoppage and/or in the event restarts cost are incurred, invoice Customer for reasonable additional fees directly attributable to such stoppage before the Work can resume. Customer agrees to provide such financial information as may be reasonably requested by Flextronics from time to time in order to make a proper assessment of the creditworthiness of Customer.

5.	MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

5.1. Authorization to Procure Materials, Inventory and Special Inventory. Customer’s accepted purchase orders and forecast shall constitute authorization for Flextronics to procure, in accordance with this Agreement and applicable SOWs and any then-effective inventory management policies that have been mutually agreed between the parties:

(a) Inventory to manufacture the Products covered by such purchase orders and forecast based on the applicable Lead Times; and

(b) Special Inventory authorized by Customer; and

(c) Minimum Order Inventory reasonably required to support Customer’s purchase orders and forecast.

As a general guideline, the parties expect Flextronics to have on hand at any time sufficient inventory to cover such amounts as may be agreed in a SOW. The parties agree to meet at least once each calendar quarter to review, manage and mutually change policies or SOWs regarding the purchase of components and management of inventory.

5.2. Supply Chain Management.

(a) Purchases Off Of AVL. Customer shall provide to Flextronics and maintain an Approved Vendor List. Flextronics shall purchase from vendors on a current AVL the Materials required to manufacture the Products. [***]. If Flextronics determines that it is able to procure any Materials or Customer Negotiated Materials with better pricing than available from approved vendors or pursuant to Customer Negotiated Materials Terms, it shall promptly notify the Customer.

(b) Customer Negotiated Materials. Customer may direct Flextronics to purchase Customer Negotiated Materials in accordance with the Customer Negotiated Materials Terms. Customer acknowledges that the Customer Negotiated Materials Terms may directly impact Flextronics’s ability to perform under this Agreement and to provide Customer with the flexibility Customer is requiring pursuant to the terms of this Agreement. In the event that Flextronics reasonably believes that Customer Negotiated Materials Terms shall create an additional cost that is not covered by this Agreement, then Flextronics shall notify Customer and the parties shall negotiate in good faith to either (a) compensate Flextronics for such additional costs, (b) amend this Agreement to conform to the Customer Negotiated Materials Terms or (c) amend the Customer Negotiated Materials Terms to conform to this Agreement, in each case at no additional charge to Flextronics. Customer agrees to provide copies to Flextronics of all Customer Negotiated Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with suppliers. If Customer enters into new Customer Negotiated Terms with suppliers that negatively impact Flextronics’ terms, the Fee List shall be adjusted accordingly. Customer shall notify Flextronics within 10 business days in advance before the coming into effect of such new Customer Negotiated Terms.

(c) Preferred Supplier. Customer shall include Flextronics on AVL’s for Materials that Flextronics can supply, if Flextronics is competitive with other suppliers with respect to reasonable and unbiased criteria for acceptance established by Customer. If Flextronics is on an AVL and its prices and quality are competitive with other vendors, then Customer shall raise no objection to Flextronics sourcing Materials from itself. For purposes of this Section 5.2 only, the term “Flextronics” includes any companies affiliated with Flextronics.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

(d) Materials Warranties. Flextronics shall endeavor to obtain and pass through to Customer and its Affiliates (without any actual liability for) the following warranties with regard to the Materials (other than the Production Materials): (i) conformance of the Materials with the vendor’s specifications and/or with the Specifications; (ii) that the Materials shall be free from defects in workmanship; (iii) that the Materials shall comply with Environmental Regulations; and (iv) that the Materials shall not infringe the intellectual property rights of third parties. Flextronics shall pass through to Customer and its Affiliates all transferable warranties from its suppliers.

(e) Inventory Commitments. The parties shall use their respective commercially reasonable efforts to achieve a targeted [***] of the Inventory per year. These efforts shall include, but not be limited to, improvements in forecasting accuracy, negotiating and implementation of vendor managed inventory (VMI) programs, implementing manufacturing cycle time reductions through lean programs, and reducing supplier lead-times. The parties shall review the actual inventory turns during the quarterly business review. If the turns are below the targeted turns, the parties shall outline actions to improve the turns.

5.3. Customer Responsibility for Inventory and Special Inventory. In addition to the Purchase Commitment as described in Section 4.1, Customer is responsible under the conditions provided in this Agreement for all Materials, Inventory and Special Inventory purchased by Flextronics under and in accordance with this Section 5.

If Flextronics purchases components or inventory other than in accordance with this Agreement and mutually agreed inventory management policies, Customer shall not be responsible for such components or inventory. In any event, Flextronics shall have a duty to mitigate Customer’s component and inventory liability.

6.	SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

6.1. Shipments. Flextronics shall (a) deliver all Products pursuant to the terms of this Agreement suitably packed for shipment in accordance with the Specifications and marked for shipment to the destination specified by Customer in the applicable purchase order, and (b) make such deliveries EXW (Ex works, Incoterms 2000) Flextronics’s manufacturing facility. Risk of loss and title shall pass to Customer upon delivery by Flextronics of the Products to the stated delivery point in accordance with the applicable Incoterm. All freight, insurance and other shipping expenses, as well as any special packing expenses not expressly included in the original quotation for the Products, shall be paid by Customer. In the event Customer designates a freight carrier to be utilized by Flextronics, Customer agrees to designate only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines.

6.2. Quantity Increases and Shipment Schedule Chances.

(a) For any accepted purchase order or provided forecasts, Customer may increase or decrease the quantity of Products or reschedule the quantity of Products and their shipment date as provided below, in accordance with the following:

Purchase orders may not be rescheduled except by mutual agreement, which Flextronics may grant or withhold in its reasonable discretion. The forecast outside the Purchase Commitment as described in Section 4.1 may be increased or decreased as required by Customer subject to Customer’s liability for Inventory and Special Inventory liability as described in Section 5.3.

Any decreases in forecast inside the Purchase Commitment as described in Section 4.1 shall be treated as cancellations, for which Customer shall be responsible for costs and liabilities as set forth in Section 6.3 below. Any decreases in forecasts outside the Purchase Commitment as described in Section 4.1 shall not be treated as cancellations.

Customer may adjust the quantity of Products ordered or forecast in accordance with the following table (the “Flexibility Table”):

Maximum Allowable Variance From Accepted Purchase Order & Forecast Quantities/Shipment Dates

# of days before Shipment Date on Purchase Order or Forecast	Allowable Quantity Increases	Maximum Reschedule Quantity	Maximum Reschedule Period
0-14	[***]	[***]	[***]

15-30	[***]	[***]	[***]

31-60	[***]	[***]	[***]

61-90	[***]	[***]	[***]

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

Any decrease in quantity inside the Purchase Commitment is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date in accordance with the Flexibility Table. Any quantities increased or rescheduled pursuant to this Section 6.2(a) may not be subsequently increased or rescheduled.

For any changes (including but not limited to cancellation and reschedules), Customer shall be responsible for Inventory liability as set forth in Section 6.3(a) and the costs set forth in Section 6.3(b).

(b) Flextronics shall use reasonable commercial efforts to meet any quantity increases, which are subject to Materials and capacity availability. All reschedules or quantity increases outside of the Flexibility Table require Flextronics’s approval, which shall not be unreasonably withheld or delayed. If Flextronics agrees to accept a reschedule to pull in a delivery date or an increase in quantities in excess of the Flexibility Table, and if there are extra costs actually incurred by Flextronics to meet such reschedule or increase that are pre-approved by Customer, then Customer shall be liable for such extra costs.

(c) Any delays in the normal production or interruption in the workflow process caused by Customer’s changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of Customer consigned materials where applicable to sustain the production schedule, shall be considered a reschedule of any affected purchase orders for purposes of this Section 6.2 for the period of such delay.

(d) Products that have been ordered by Customer and that have not been picked up in accordance with the agreed upon shipment dates shall be considered cancelled if Customer has not provided notice to Flextronics to reconfigure and deliver such Products within five business days. Absent such notice Customer shall be responsible for such Products in the same manner as set forth in Section 6.3.

(e) If the forecast for any period is less than the previous forecast supplied over the same period, that amount shall be considered canceled and Customer shall be responsible for any Special Inventory purchased or ordered by Flextronics to support the forecast.

6.3. Cancellations; Purchases of Excess and Obsolete Inventory and Cancellations.

(a) Except as provided in Section 6.2, Customer may not cancel all or any portion of Product quantity of an accepted purchase order or forecast without Flextronics’s prior written approval, which shall not be unreasonably withheld or delayed. If Customer does not request prior approval, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved cancellation, then Customer shall pay Flextronics Monthly Charges for any such cancellation, calculated as of the first day after such cancellation for any Product or Inventory or Special Inventory procured by Flextronics to support the original delivery schedule. In addition, if Flextronics notifies Customer that any Product (or partially completed Product) subject to such cancellation has remained in Flextronics’s possession for more than [***], then Customer shall immediately purchase from Flextronics such Product at the established fees for such Products (or a pro-rata proportion thereof for any applicable work-in-progress).

(b) Notwithstanding anything else in this Agreement, Customer shall be responsible for the following:

(i) Excess Inventory.

A. Carrying Charges. Within five (5) business days after the end of every calendar month, Flextronics shall report the Excess Inventory to Customer. Within five (5) business days of receiving such report, Customer shall review the report and advise Flextronics of any inventory that it believes is not Excess Inventory. The parties shall endeavor to finalize the Excess Inventory report to the reasonable satisfaction of both parties within fifteen (15) business days after the end of each calendar month. After fifteen (15) business days after the end of each calendar month, Customer shall pay Flextronics a carrying cost fee equal to the value of the undisputed Excess Inventory times the Monthly Charges and shall pay a comparable carrying cost fee with respect to any disputed items promptly following dispute resolution.

B. Purchase of Excess. On a monthly basis, Customer shall purchase undisputed Excess Inventory that has been Excess Inventory for at least [***], as identified in final excess inventory reports prepared in accordance with paragraph A above, at a price equal to the Cost plus MOH.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

(ii) Obsolete Inventory. Within five (5) business days after the end of every calendar month, Flextronics shall report the Obsolete Inventory to Customer. Within five (5) business days of receiving such report, Customer shall review the report and advise Flextronics of any inventory that it believes is not Obsolete Inventory. The parties shall endeavor to finalize the Obsolete Inventory report to the reasonable satisfaction of both parties within fifteen (15) business days after the end of each calendar month. After fifteen (15) business days after the end of each month, Customer shall issue a purchase order to Flextronics and purchase the undisputed Obsolete Inventory at a price equal to the Cost plus MOH and shall purchase any disputed Obsolete Inventory at the same price promptly following dispute resolution.

(iii) Aged Inventory. Within five (5) business days after the end of every calendar month, Flextronics shall report the Aged Inventory to Customer. Within five (5) business days of receiving such report, Customer shall review the report and advise Flextronics of any inventory that it believes is not Aged Inventory. The parties shall endeavor to finalize the Aged Inventory report to the reasonable satisfaction of both parties within fifteen (15) business days after the end of each month. After fifteen (15) business days after the end of each month, Customer shall issue a purchase order to Flextronics and purchase the undisputed Aged Inventory at a price equal to the Cost plus MOH and shall purchase any disputed Aged Inventory at the same price promptly following dispute resolution.

Prior to invoicing Customer for the amounts due pursuant to (i), (ii) and (iii) of this Section, Flextronics shall use commercially reasonable efforts for a period not to exceed 30 days to return or repurpose unused Inventory and Special Inventory and to cancel pending orders for such Inventory, and to otherwise mitigate the amounts payable by Customer.

Flextronics shall ship the Inventory and Special Inventory paid for by Customer under this Section to Customer promptly upon said payment by Customer. In the event Customer does not pay within 30 days, Flextronics shall be entitled to dispose of such Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties. Flextronics shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within 30 days of its receipt of the invoice.

(c) For changes (including but not limited to cancellation and reschedules) that are not consistent with the Flexibility Table, Customer shall be responsible for the following costs in addition to the charges set forth in Sections 6.3(a) and (b) above:

(i) any vendor cancellation charges incurred; and

(ii) reasonable expenses incurred by Flextronics related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable).

6.4. No Waiver. For the avoidance of doubt, Flextronics’s failure to invoice Customer for any of the charges set forth in this Section does not constitute a waiver of Flextronics’s right to charge Customer for the same event or other similar events in the future.

6.5. Late Deliveries. If manufacturing difficulties or significant delivery delays are foreseen by Flextronics, Flextronics shall without undue delay notify Customer thereof in writing. If deliveries are delayed beyond the agreed delivery date due to causes directly attributable to Flextronics, Customer shall be entitled to claim from Flextronics and Flextronics agrees to pay the reasonable direct costs actually incurred by Customer or its Affiliates as a result of such delayed delivery.

7.	PRODUCT ACCEPTANCE AND EXPRESS LIMITED WARRANTY

7.1. Product Acceptance. The Products delivered by Flextronics shall be inspected and tested as required by Customer within thirty (30) days of receipt at the “ship to” location on the applicable purchase order. If Products do not comply with the express limited warranty set forth in Section 7.2 below, Customer has the right to reject such Products during said period. Products not rejected during said period shall be deemed accepted. Customer may return defective Products, freight collect, after obtaining a return material authorization number from Flextronics to be displayed on the shipping container and completing a failure report. Rejected Products shall be promptly repaired or replaced, at Flextronics’s option, and returned freight pre-paid. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found. If Customer finds three (3) or more similar or like defects in any Product in any three month period, Flextronics agrees to conduct such failure analysis actions as reasonably requested by Customer.

7.2. Express Limited Warranties. This Section 7.2 sets forth Flextronics’s sole and exclusive warranties and Customer’s sole and exclusive remedies with respect to a breach by Flextronics of such warranties.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

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(a) Flextronics warrants that the Products shall have been manufactured in accordance with [***] applicable Specifications and shall be free from defects in workmanship for a period of one (1) year from the date of shipment.

In addition, Flextronics warrants that Production Materials are in compliance with Environmental Regulations. In addition, Flextronics warrants that, upon delivery of Product to Customer or its Affiliates or to a third party designated by Customer of its Affiliates pursuant to this Agreement, Customer or its Affiliate or such third party will acquire good and valid title to the Product free and clear of all liens and encumbrances; provided, however, that this warranty does not include a warranty of non-infringement of any Intellectual Property Rights.

(b) Notwithstanding anything else in this Agreement, the express limited warranties set forth in Section 7.2(a) do not apply to, and Flextronics makes no representations or warranties whatsoever with respect to: (i) Materials; (ii) defects resulting from the Specifications or the design of the Products; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer; (iv) first articles, prototypes, pre-production units, test units or other similar Products; (v) defects resulting from tooling, designs or instructions produced or supplied by Customer, or (vi) the compliance of Materials or Products with any Environmental Regulations.

(c) Upon any failure of a Product to comply with the express limited warranties set forth in Section 7.2(a), Flextronics’s sole obligation, and Customer’s sole remedy, is for Flextronics, at its option, to promptly repair or replace such unit and return it to Customer freight prepaid. Customer shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Flextronics to be displayed on the shipping container. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flextronics for which there is no defect found.

(d) Customer shall provide its own warranties directly to any of its end users or other third parties. Customer shall not pass through to end users or other third parties the warranties made by Flextronics under this Agreement or any Materials warranties passed-through to Customer pursuant to Section 5.2(d); provided, however, that this shall not limit or affect any warranties made by Flextronics to Customer in this Agreement or any rights of Customer related to such warranties. Customer shall not make any representations to end users or other third parties on behalf of Flextronics, and Customer shall expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product.

7.3. General Representation and Warranties. As of the Effective Date and continuing throughout the term of this Agreement, Flextronics represents and warrants to Customer that:

(i) Flextronics is a corporation duly organized, validly existing and in good standing under the laws of Mauritius;

(ii) Flextronics has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(iii) The execution, delivery and performance of this Agreement by Flextronics have been approved by all necessary action on the part of Flextronics and this Agreement is a valid and binding obligation of Flextronics, enforceable against Flextronics in accordance with its terms;

(iv) The execution, delivery and performance of this Agreement by Flextronics do not and will not conflict with, violate or breach any charter, by-law, agreement, instrument, law, judgment or order to which Flextronics is subject;

(v) Flextronics is not subject to or involved in any pending or threatened litigation or claim that is related to or could reasonably be expected to affect Flextronics’s performance of its obligations under this Agreement;

(vi) Flextronics will comply with all applicable laws in the performance of this Agreement;

[***]

[***].

7.4. Epidemic Failure.

(a) An Epidemic Failure means:

(i) Product failures that (x) are caused by the same failure or defect if such failure or defect constitutes a breach of warranties of Flextronics under this Agreement (assuming only for purposes of this Section 7.4 that Flextronics warranties in this Agreement apply for a period of two (2) years after shipment), and (y) occur at a rate equal to or greater than the epidemic failure rate provided in the SOW for the Product over the last three (3) month period and explicitly defined as an epidemic failure event; or

(ii) the occurrence of more than one event classified as a safety incident involving a Product, defined as (x) a condition that is likely to produce bodily injury or property damage, or (y) a noncompliance event involving a safety-related standard, license or testing agency evaluation, in each case provided that such condition or noncompliance constitutes a breach of warranties.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

(b) Upon the occurrence of an Epidemic Failure as described in Section 7.4(a), Customer will have the following additional remedies for a [***] period commencing upon shipment of the Product:

(i)	Flextronics will implement appropriate containment actions within one business day of a request from Customer;

(ii)	Flextronics will provide a root cause analysis, failure analysis and provide an action plan to Customer no later than five (5) business days following the receipt of the Epidemic Failure Product or component. Flextronics reports shall correspond to industry standards. Customer will make available such information and assistance as reasonably required to allow Flextronics to conduct its root cause analysis and provide its corrective action plan;

(iii)	Flextronics and Customer will meet to discuss appropriate corrective actions and to negotiate in good faith an equitable sharing of costs relating to a corrective action plan; and

(iv)	If more than eight (8) business days have passed since Customer has informed Flextronics in writing about the Epidemic Failure and Flextronics received the Epidemic Failure Product or component and the Parties have not agreed on the corrective actions, Customer shall notify Flextronics in writing of its intention to remedy any Epidemic Failure by stating the corrective actions it intends to undertake. Promptly, but in any event within three (3) business days after receipt of such notification, Flextronics may specifically comment on the Customer-proposed corrective actions by providing proposals for alternative corrective actions having a substantially similar outcome or effect as those proposed by Customer.

If Flextronics fails to propose such alternative corrective actions within the time frame set forth in the last sentence of the preceding paragraph, then Customer shall be entitled to take all steps necessary to replace any units of the Product affected by the Epidemic Failure at Flextronics’s cost or to take such other corrective action proposed by Customer at Flextronics’s cost. If Flextronics proposes any such qualifying alternative corrective actions within the time frame set forth in the last sentence of the preceding paragraph and such proposed alternative corrective actions are acceptable to Customer, then Customer shall be entitled to take all steps necessary to implement such actions at Flextronics cost. If Flextronics proposes any such qualifying alternative corrective actions within the time frame set forth in the last sentence of the preceding paragraph and such proposed alternative corrective actions are not acceptable to Customer and Customer decides to implement the Customer-proposed actions, Flextronics shall be liable to Customer for only the reasonable expected costs of the qualifying corrective actions proposed by Flextronics and Flextronics shall not be liable for any additional costs incurred by Customer in excess of the reasonable expected costs that would have been incurred by implementing the qualifying alternative corrective actions proposed by Flextronics.

7.5. No Representations or Other Warranties. EXCEPT AS SET FORTH IN THIS AGREEMENT, FLEXTRONICS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES ON THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, EXPRESS, IMPLIED OR STATUTORY, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

8.	INTELLECTUAL PROPERTY LICENSES

8.1. Customer Technology. Flextronics acknowledges and agrees that, as between Flextronics and Customer, Customer or its Affiliates own all right, title, and interest in and to all Intellectual Property Rights related to all Products delivered to or as directed by Customer or its Affiliates, excluding any Intellectual Property Rights owned by Flextronics related to the manufacturing processes used by Flextronics to perform its services under this Agreement. “Intellectual Property Rights” means all copyrights, trademarks, trade secrets, patents, mask works, and other intellectual property rights recognized in any jurisdiction worldwide, including all applications and registrations with respect thereto.

8.2. Licenses. Customer hereby grants Flextronics a limited, conditional, personal, non-exclusive, non-transferable license during the term of this Agreement to use Intellectual Property Rights of Customer for the sole purpose and solely as necessary to perform Flextronics’s obligations under this Agreement, if in the absence thereof, the activities of Flextronics in performing the Work would infringe Intellectual Property Rights of the Customer or its Affiliates.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

8.3. Flextronics Technology. Flextronics shall not include or incorporate any Flextronics Technology into any Product without Customer’s prior written consent. If such written consent is provided, then in consideration of such consent and for other good and valuable consideration, Flextronics hereby grants to Customer an unlimited, unconditional, fully paid-up, perpetual, worldwide, non-exclusive, transferable and sublicensable license and right to use, modify, commercialize, incorporate into products, and make, have made, use, market and sell services and products utilizing and incorporating, the Flextronics Technology. Flextronics represents to Customer that, to Flextronics’ knowledge, as of the Effective Date, Flextronics owns or has sufficient right and license to all Intellectual Property Rights necessary to perform its obligations under this this Agreement. “Flextronics Technology” shall mean the Intellectual Property Rights owned or licensed by Flextronics or its Affiliates or to which Flextronics and/or its Affiliates have clearance to use, and all continuations, divisionals, continuations-in-part, reissues, re-examinations, and foreign counterparts thereof, and all know-how related thereto.

8.4. No Other Licenses. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the Intellectual Property Rights of the other party are given or intended to be given to such other party.

9.	TERM AND TERMINATION

9.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue for one (1) years thereafter until terminated as provided in Section 9.2 (Termination) or 11.8 (Force Majeure). After the expiration of the initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement one hundred and twenty (120) days or more prior to the end of any term.

9.2. Termination. This Agreement (a) may be terminated by Customer for convenience at any time upon ninety (90) days written notice to the other party, (b) may be terminated by Flextronics for convenience at any time after one year after the Effective Date upon one hundred and twenty (120) days written notice to the other party, (c) may be terminated by either party if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of fifteen (15) days after the delivery of written notice thereof by the terminating party to the other party, (d) may be terminated by either party if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, or (e) pursuant to Section 11.8 (Force Majeure).

9.3. Effect of Expiration or Termination. Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 6.2, 6.3, and 6.4 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and Special Inventory in existence as of such date, and (c) shall not affect Flextronics’s obligations in Section 7 above. Sections 1, 4.5, 4.6, 6.3, 7, 8, 9, 10 and 11 shall be the only terms that shall survive any termination or expiration of this Agreement.

10.	INDEMNIFICATION; LIABILITY LIMITATION

10.1. Indemnification by Flextronics. Flextronics agrees to defend, indemnify and hold harmless, Customer and its Affiliates and all directors, officers, employees, and agents of Customer and its Affiliates (each, a “Customer Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the Customer Indemnitees arising out of or resulting from: third-party claims relating to:

(a) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the extent such injury or damage has been caused by the breach by Flextronics of its warranties or obligations set forth in this Agreement or negligence on the part of Flextronics;

(b) any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Flextronics uses to manufacture, assemble and/or test the Products; or

(c) noncompliance with any Environmental Regulations but solely to the extent that such non-compliance is caused by a process or Production Materials that Flextronics uses to manufacture, assemble and/or test the Products.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

10.2. Indemnification by Customer. Customer agrees to defend, indemnify and hold harmless, Flextronics and its affiliates, and all directors, officers, employees and agents (each, a “Flextronics Indemnitee”) from and against all Damages incurred by or assessed against any of the foregoing arising out of or resulting from third party claims relating to:

(a) any failure of any Product (and Materials contained therein) sold by Flextronics hereunder to comply with any safety standards and/or Environmental Regulations to the extent that such failure has not been caused by Flextronics’s breach of its warranties or obligations set forth in this Agreement or negligence on the part of Flextronics;

(b) any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused by Flextronics’s breach of its warranties or obligations under this Agreement or negligence on the part of Flextronics; or

(c) any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Flextronics pursuant to Section 10.1(c) above.

10.3. Procedures for Indemnification. With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense. The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnified party shall not, without the prior written consent of the indemnifying party, agree to the settlement, compromise or discharge of such third-party claim.

10.4. Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 10.1(b), or in the event the indemnifying party desires to minimize its liabilities under Section 10, in addition to its indemnification obligations set forth in this Section 10, the indemnifying party shall either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable). In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current forecast shall be considered cancelled and Customer shall purchase all Products, Inventory and Special Inventory as provided in Section 6.3 hereof. Any changes to any Products or process must be made in accordance with Section 3.3 above. Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion reasonably acceptable to the other party from competent patent counsel reasonably acceptable to the other party or otherwise provides reasonable assurances that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

10.5. No Other Liability. EXCEPT WITH RESPECT TO A PARTY’S OBLIGATIONS OF INDEMNIFICATION PURSUANT TO THIS SECTION 10 OR A BREACH OF SECTION 11.1 BELOW OR WITH RESPECT TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THIS SECTION 10 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

10.6. CAP ON LIABILITY. EXCEPT WITH RESPECT TO FLEXTRONICS’S OBLIGATIONS OF INDEMNIFICATION PURSUANT TO THIS SECTION 10, FLEXTRONICS’S WARRANTY OBLIGATIONS UNDER SECTION 7.2 OR BREACH OF SECTION 11.1 BELOW OR WITH RESPECT TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, FLEXTRONICS’S TOTAL LIABILITY TO CUSTOMER HEREUNDER IN ANY TWELVE MONTH PERIOD SHALL IN NO EVENT EXCEED [***].

11.	MISCELLANEOUS

11.1. Confidentiality. Each party shall refrain from using any and all Confidential Information of the disclosing party for any purposes or activities other than those specifically authorized in this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information, no party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to anyone without the prior written

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

consent of the disclosing party, except to its Affiliates or directors, officers, shareholders, employees, consultants, or agents of such party and its Affiliates who need to know such information for carrying out the activities contemplated by this Agreement and who have agreed in writing to confidentiality terms, or are subject to fiduciary or professional confidentiality obligations, that are no less restrictive than the requirements of this Section. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a required legal process, subpoena or other court process or legal or regulatory disclosure requirement after, to the extent reasonably practicable, (i) having given the disclosing party prompt notice of the receiving party’s receipt of such process and (ii) having given the disclosing party a reasonable opportunity to oppose such process or to obtain a protective order. Subject to each party’s right to maintain copies of Confidential Information in accordance with such party’s reasonable record-keeping requirements (and provided further that such information shall be used only as required by law or in connection with this Agreement), Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed promptly following the disclosing party’s written request. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof, except that the existence and terms of this Agreement shall be confidential until two (2) years after termination of this Agreement.

11.2. Use of Name is Prohibited. The existence and terms of this Agreement are Confidential Information and protected pursuant to Section 1.1 above. Accordingly, Customer may not use Flextronics’s name or identity, and Flextronics may not use Customer’s name or identity. or neither party may use any other Confidential Information, in any advertising, promotion or other public announcement without the prior express written consent of the other party.

11.3. Entire Agreement; Severability. This Agreement and applicable SOWs constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions. If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law so long as the economic or legal substance of the matters contemplated by this Agreement is not affect in a manner materially adverse to either party.

11.4. Amendments; Waiver. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement shall not constitute a waiver of future enforcement of that or any other provision. Neither party shall be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

11.5. Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

11.6. Expenses. Each party shall pay their own expenses in connection with the negotiation of this Agreement. All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 11.11 below.

11.7. Insurance. Flextronics and Customer agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets. Customer specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Customer pursuant to this Agreement and which is stored on the premises of Flextronics.

11.8. Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability beyond Flextronics’s reasonable control or any other cause beyond the reasonable control of the party invoking this section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

11.9. Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld. Notwithstanding the foregoing, (i) a party may assign some or all of its rights and obligations under this Agreement to an affiliated entity; and (ii) a party may assign some or all of its rights and obligations under this Agreement to the surviving entity in the event of a merger, acquisition, or consolidation involving such party or to the successor to or purchaser of any portion of such party’s business resulting from a reorganization, spin-off, or sale of all or a portion of the assets of any business, division, or group of such party if such surviving entity, successor or purchaser agrees in writing to be bound by this Agreement; provided, however, that no such assignment in either such case shall relieve the assigning party of any obligations or liabilities under this Agreement.

11.10 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier. All communications shall be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.

11.11. Governing Law; Disputes Resolution; Waiver of Jury Trial.

(a) This Agreement shall be governed by and interpreted in accordance with the laws of the state of California and the parties hereby consent to the personal and exclusive jurisdiction and venue of the California state courts and the Federal courts located in Santa Clara County, California. Notwithstanding the foregoing, except with respect to enforcing claims for injunctive or equitable relief, any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud will be submitted for resolution by binding arbitration in accordance with the Comprehensive Arbitration Rules & Procedures of JAMS. The arbitration will be held in Santa Clara County, California and it shall be conducted in the English language. Judgment on any award in arbitration may be entered in any court of competent jurisdiction. Notwithstanding the above, each party shall have recourse to any court of competent jurisdiction to enforce claims for injunctive and other equitable relief.

(b) IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY-AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW. To the extent applicable, in the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

11.12. Even-Handed Construction. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

11.13. Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

11.14. Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

TINTRI, INC.:		FLEXTRONICS TELECOM SYSTEMS LTD:

Signed:	/s/ Ian Halifax	Signed:	/s/ Manny Marimuthu
Print Name:	Ian Halifax	Print Name:	Manny Marimuthu
Title:	CFO	Title:	Director

Date:	22 Dec 2014	Date:

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

Exhibit 1

Definitions

“Aged Inventory”	shall mean any Inventory and Special Inventory for which there has been zero or insignificant consumption for such Inventory over the past [***], which includes any particular item that Flextronics has had on hand for more than [***].

“Affiliate”	shall mean any entity that, directly or indirectly, through one or more intermediaries, is controlled by, controls, or is under common control with Customer or Flextronics, as the case may be.

“Approved Vendor List” or “AVL”	shall mean the list of suppliers currently approved to provide the Materials specified in the bill of materials for a Product.

“Confidential Information”	shall mean (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory and (b) any other information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure or is of such a nature that it should reasonably be considered to be Confidential. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Cost”	shall mean, as applicable, the cost of Materials represented on the bill of materials or value of any manufacturing services performed on work-in-progress supporting the fees for Products at the time of the forecast or purchase order that supported the acquisition of such Materials.

“Customer Negotiated Materials”	shall mean materials for which the Customer has negotiated or agreed contractual terms with the supplier of such materials related to the Work to be performed under this Agreement.

“Customer Negotiated Materials Terms”	shall mean the terms and conditions that Customer has negotiated with its suppliers for the purchase of Materials.

“Customer Provided Materials”	shall mean those Materials procured and physically provided by Customer to Flextronics

“Customer Indemnitees”	shall have the meaning set forth in Section 10.1.

“Damages”	shall have the meaning set forth in Section 10.1.

“Disputes”	shall have the meaning set forth in Section 11.11(a)

“Economic Order Inventory”	shall mean Materials purchased in quantities, above the required amount for purchase orders or forecasts, in order to achieve price targets for such Materials.

“Effective Date”	shall have the meaning set forth in the preamble

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

“Environmental Regulations”	shall mean EU Directive 2002/95/EC about the Restriction of Use of Hazardous Substances (RoHS).

“Excess Inventory”	shall mean all Inventory and Special Inventory possessed or owned by Flextronics that is not required for consumption to satisfy the next [***] of demand for Products under the then-current purchase order(s) and forecast.

“Fee List”	shall have the meaning set forth in Section 4.4.

“Flexibility Table”	shall have the meaning set forth in Section 6.2.

“Flextronics Indemnitee”	shall have the meaning set forth in Section 10.2.

“Force Majeure”	shall have the meaning set forth in Section 11.8.

“Inventory”	shall mean any Materials that are used to manufacture Products that are ordered pursuant to a purchase order or forecast from Customer.

“Lead Time(s)”	shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics’s facility to the completion of the manufacture, assembly and test processes.

“Material Overhead Costs” or “MOH”	shall mean the reasonable costs to Flextronics of acquiring, managing and storing Materials expressed as the percentage of the Cost of the Materials set forth in the applicable SOW, which percentage shall not exceed [***].

“Materials”	shall mean components, parts and subassemblies that comprise the Product and that appear on the bill of materials for the Product.

“Materials Procurement Lead Time”	shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Flextronics’s MRP system or (b) the actual lead time, if a supplier has increased the lead time but Flextronics has not yet updated its MRP system.

“Minimum Order Inventory”	shall mean Materials purchased in excess of requirements for purchase orders and forecast because of minimum lot sizes available from the supplier.

“Monthly Charges”	shall mean a finance carrying charge of [***] of the Cost of the Inventory and/or Special Inventory and/or of the fees for the Product affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory and/or Product is returned to the vendor, used to manufacture Product or is otherwise purchased by Customer.

“NCNR Inventory”	shall mean non-cancelable, non-returnable components.

“Obsolete Inventory”	shall mean Inventory or Special Inventory that is any of the following: (a) removed from the bill of materials for a Product by an engineering change; (b) no longer on an active bill of material for any of Customer’s Products; or (c) on-hand Inventory and Special Inventory that are not required for consumption to satisfy the next [***] of demand for Products under the then-current purchase order(s) and forecast.

“Product”	shall have the meaning set forth in Section 3.1.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.

FLEXTRONICS CONFIDENTIAL

“Production Materials”	shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue. Production Materials do not include any such production materials that have been specified by the Customer or any Customer consigned materials.

“Special Inventory”	shall mean, individually and collectively, Minimum Order Inventory and Economic Order Inventory, safety stock and other mutually agreed Inventory to support flexibility or demand requirements.

“Specifications”	shall have the meaning set forth in Section 3.1.

“Work”	shall have the meaning set forth in Section 3.1.

[***] Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to the omitted portions.